Exhibit (c)(8)
Jefferies Broadview A division of Jefferies & Company, Inc. Project Viking Strategic Committee Update June 30, 2006 CONFIDENTIAL DRAFT Member, SIPC [*] Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*] Update May 10, 2006 [*] and [*] submit a bid at $3.23 / share (assuming $55.1MM cash balance and "fully funded" balance sheet at close) May 18, 2006 Bid revised to $3.10 / share (assuming cash balance of $50MM at close excluding items such as transaction fees, working capital and other pre-existing balance sheet commitments; dollar for dollar cash adjustment for cash balance above or below $50MM) May 26, 2006 [*] is granted access to the data room June 8, 2006 [*] provides a follow-up list of due diligence items and requests a call with Gartner analyst Roy Schulte to discuss Viking's SOA Fabric plans June 26, 2006 [*] speaks with Gartner after some delays due to Gartner conferences. According to [*], the call was positive and Roy Schulte was of the view that there was room for a SOA platform in the mid to lower half of the market. However, Roy did express concerns about Viking's sales and marketing execution as Viking was not top of mind for customers conducting integration platform evaluations [*] requests a call / meeting on July 5 with Viking sales team June 7, 2006 Due diligence session held at [*] offices in [*] to review Viking strategy, financials and organization. [*] team including [*] and [*] team attended [*] Timeline June 12, 2006 JBV sends request for final proposal and a draft of merger agreement to [*] June 9-23, 2006 Follow-up due diligence items provided to [*] June 28-29, 2006 [*] receives major open due diligence items including maintenance renewal analysis, fixed cost professional services analysis. Remaining open item is Galileo business plan 1 [*] Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Due Diligence Material Delivery Timeline 2 Item Requested Request Fulfilled List of Galileo components Provided (6/27/06) Research and Development Detail Provided (6/29/06) Maintenance Revenue Detail Provided (6/28/06) Professional Services - Fixed Priced Contracts Analysis Provided (6/14 - 6/28/06) Public Company Expenses Provided (6/9/06) P&L Detail With Breakout of Expenses Provided (6/9/06) Headcount Summary Provided (6/24/06) 2007 Budget NA Customer List by Product Version (BW3 vs BW4) Provided (6/28/06) New versus Existing Customers Provided (6/14/06) [*] Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Key Milestones To Announcing A Transaction Sales Team Call / Meeting And Review With [*] Professional Services Team Call / Meeting Additional Due Diligence And Simultaneous Negotiation Of Merger Agreement Receive Final Proposal And Merger Agreement Mark-Up If Final Proposal And Merger Agreement Mark-Up Is Acceptable, Allow Customer Due Diligence Sign Merger Agreement And Announce Transaction File Proxy Conduct Shareholder Vote Close Transaction Next Steps 3 [*] Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Key Strategic Committee Considerations "Wait and See" While [*] Proceeds With Diligence Approach Other Parties While [*] Proceeds With Diligence [*] was contacted and indicated no further interest until [*] deal settles Re-Engage [*] Execute Standalone Revise View On Valuation And Re-Approach Parties [*] [*] [*] Options For The Strategic Committee 4 [*] Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.